Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Administrative Committee
Weyerhaeuser Company:
We consent to the incorporation by reference in the registration statements (No. 333-182224 and No. 333-182810) on Form S-8 of Weyerhaeuser Company of our report dated June 20, 2014, with respect to the statements of net assets available for benefits of the Weyerhaeuser Hourly 401(k) Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013, which report appears in the December 31, 2013 annual report for Form 11-K of the Weyerhaeuser Hourly 401(k) Plan.
/s/ KPMG LLP
Seattle, Washington
June 20, 2014